Exhibit 99.1

Genprex Strengthens Management Team with Appointments of Industry Leaders Mark S. Berger, M.D. as Chief Medical Officer and Hemant Kumar, Ph.D. as Chief Manufacturing and Technology Officer

Seasoned innovative drug development executives bolster leadership with relevant domain expertise as Company advances key Acclaim-1 and Acclaim-2 clincial trials of REQORSA systemic gene therapy in non-small cell lung cancer and works to expand technology pipeline

AUSTIN, Texas — (September 28, 2021) — Genprex, Inc. (“Genprex” or the “Company”) (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced that the Company has strengthened its leadership team with the appointments of Mark S. Berger, M.D. to the newly-created position of Chief Medical Officer and Hemant Kumar, Ph.D., CPM, EMBA to the newly-created position of Chief Manufacturing and Technology Officer.  Drs. Berger and Kumar will report to  Rodney Varner, Chief Executive Officer of Genprex.

“It is my privilege and pleasure to welcome Mark and Hemant to our management team.  Their collective accomplishments and deep domain expertise in clinical development and gene therapy manufacturing, respectively, will be of great value as they help guide Genprex and advance our important Acclaim-1 and Acclaim-2 clinical trials in non-small cell lung cancer this year,” stated Mr. Varner.  “As we continue to make progress with these studies, and to expand our technology pipeline, it is more important than ever to have medical affairs and manufacturing in such capable hands.”

“I am delighted to join the growing team at Genprex, confident that my experience designing and managing pivotal clinical trials in oncology will provide valuable insight and oversight for Genprex’ novel gene therapy pipeline,” commented Dr. Berger. “Advancing the first systemic gene therapy in oncology is  a uniquely exciting opportunity to transform cancer care for patients with limited treatment options and I am looking forward to working with Genprex’ leadership team to help develop this new approach to cancer treatment.”

“I am excited to join the management team at Genprex and to work alongside this group of seasoned executives to realize the potential for its novel systemic gene therapy to improve outcomes for cancer patients,” noted Dr. Kumar.  “I am eager to apply my expertise and technical background in accelerated development of innovative biologics and advanced cell and gene therapies to support Genprex’ already impressive work and drive its technologies to commercialization.”

About Mark S. Berger

Dr. Berger is an oncologist and senior executive with 25 years of biotech and pharmaceutical company experience in the development of oncology therapeutics.  He has successfully brought two drugs through the regulatory process to approval and excels in strategic development, team management and collaborative leadership. Dr. Berger joins Genprex from Actinium Pharmaceuticals, Inc. where since January 2017 he served as Chief Medical Officer and was responsible for clinical strategy and development of radioisotope-labeled antibodies for therapy in oncology, including the Company’s Phase 3 SIERRA trial.  Before that, Dr. Berger was Senior Vice President-Clinical Research at Kadmon Corporation from 2013 through 2017, where he led all aspects of the company’s new drug development, including clinical trial design and management of the oncology programs in non-small cell lung cancer and breast cancer, among others.

Prior to that, Dr. Berger was Chief Medical Officer of Deciphera Pharmaceuticals from June 2011 to September 2013. Before Deciphera, Dr. Berger was Vice President for Clinical Development at Gemin X Pharmaceuticals, where he led the clinical strategy, design and management of clinical trials for two novel oncology agents including obatoclax. Based on the results of a randomized Phase 2 clinical trial of obatoclax, Gemin X was acquired by Cephalon in March of 2011. Before his work with biotechnology companies, Dr. Berger held key positions in two global pharmaceutical companies. Dr. Berger previously served as Group Director, Medicine Development Centre-Oncology for GlaxoSmithKline. In this position Dr. Berger managed the development of Tykerb (lapatinib) in lung and breast cancer where he designed and led two Phase 2 clinical trials before planning and leading a 399 patient pivotal Phase 3 trial that resulted in the FDA approval of Tykerb in breast cancer. In addition, he managed the Lapatinib Expanded Access Program that enrolled over 4000 patients on a global basis. Dr. Berger began his career in drug development at Wyeth Research where he led the planning and execution of the pivotal Phase 2 trial for Mylotarg, which was the first antibody targeted chemotherapy agent. He presented the Mylotarg clinical data at the FDA’s Oncology Drug Advisory Committee meeting, after which Mylotarg received accelerated FDA approval for patients with relapsed AML.

Dr. Berger holds a B.A. in biology from Wesleyan University and a M.D. from the University of Virginia School of Medicine. He did his Hematology/Oncology fellowship at the University of Pennsylvania, where he was an Assistant Professor of Medicine, and also was a Research Fellow at the Ludwig Institute for Cancer Research and the Imperial Cancer Research Fund, both in London. Dr. Berger is board certified in internal medicine, hematology and medical oncology.

About Hemant Kumar, Ph.D., CPM, EMBA

Dr. Kumar is a recognized global expert in Chemistry, Manufacture and Controls (CMC) Technical Development and GMP manufacturing.  He has a greater than 25-year track record leading global CMC and regulatory approval strategy for accelerated development of innovative vaccines, biologics, advanced cell & gene therapy drug process and product development (Ph1 to Ph3 and commercialization) under current GMP, and licensing processes. Dr. Kumar joins Genprex from Arcturus Therapeutics, Inc., where he served as Strategic Advisor and then Vice President, Global Head of Manufacturing, Supply Chain, and Strategy.  Prior to that, Dr. Kumar was Vice President of CMC Technical Development & Manufacturing Operations at Oncoimmune Therapeutics, Inc., a private company that was acquired by Merck & Co. during his tenure there.  Before that, he was Vice President, Head of Global Process Sciences and Clinical Manufacturing Operations at Rentscher BioPharma, SE.  Previous to that, Dr. Kumar was with Anaptysbio, Inc., where he served as Senior Vice President, Head of Global CMC, Technical Development and Manufacturing Operations.   Before that, Dr. Kumar held senior level positions of increasing manufacturing and technical operations leadership in global biopharmaceutical companies including Merck & Co., Inc.,  Sanofi Genzyme, Inc., Lonza Biologics, Inc., Sanofi Pasteur, Janssen Biotech ( a Johnson & Johnson company) and Wyeth Lederle Vaccines, Inc.

Dr. Kumar earned his Ph.D. in Biochemistry at J.N. Medical College, Aligarth India through a collaboration with the U.S. National Institutes of Health. He holds a graduate certificate in Project Management from Lehigh University School of Management.  Dr. Kumar has conducted postdoctoral and research scientist fellowships at Yale University School of Medicine, the University of Rhode Island and the Center for Disease Control and Prevention’s Center for Infectious Diseases.  He holds professional affilations with the American Chemical Society, American Association for the Advancement of Science, Americal Society for Microbiology and the International Society of Pharmaceutical Engineers.

Inducement Grants

The Company has granted 550,000 options to Dr. Berger at an exercise price equal to $2.85, the closing price of our common stock on September 27, 2021, the date of grant. While these options were not granted under Genprex’s 2018 Equity Incentive Plan (the “Plan”), the awards will incorporate the terms of the Plan.  The options vest as to one-third of the shares over the next three years and are exercisable for a period of ten years subject to continued service to the Company.

The Company has granted 400,000 options to Dr. Kumar at an exercise price equal to $2.85, the closing price of our common stock on September 27, 2021, the date of grant. While these options were not granted under the Plan, the awards will incorporate the terms of the Plan.  The options vest as to one-third of the shares over the next three years and are exercisable for a period of ten years subject to continued service to the Company.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex’s oncology program utilizes its unique, proprietary, non-viral ONCOPREX® Nanoparticle Delivery System, which the Company believes is the first systemic gene therapy delivery platform used for cancer in humans. ONCOPREX encapsulates the gene-expressing plasmids using lipid nanoparticles. The resultant product is then administered intravenously, where it is then taken up by tumor cells that express proteins that are deficient. The Company’s lead product candidate, REQORSA™ (quaratusugene ozeplasmid), is being evaluated as a treatment for non-small cell lung cancer (NSCLC). REQORSA has a multimodal mechanism of action that has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. REQORSA has also been shown to block mechanisms that create drug resistance. In January 2020, the U.S. Food and Drug Administration granted Fast Track Designation for REQORSA for NSCLC in combination therapy with AstraZeneca’s Tagrisso® (osimertinib) for patients with EFGR mutations whose tumors progressed after treatment with Tagrisso.

For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Cautionary Language Concerning Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Genprex’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Genprex’s Annual Report on Form 10-K.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and success of Genprex’s clinical trials and regulatory approvals; the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes;  Genprex’s future growth and financial status; Genprex’s commercial and strategic partnerships including the scale up of the manufacture of its product candidates; and Genprex’s intellectual property and licenses.

These forward-looking statements should not be relied upon as predictions of future events and Genprex cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Genprex or any other person that Genprex will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genprex disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Genprex, Inc.

(877) 774-GNPX (4679)

Investor Relations

GNPX Investor Relations

(877) 774-GNPX (4679) ext. #2

investors@genprex.com

Media Contact

Genprex Media Relations

Anne Marie Fields

(877) 774-GNPX (4679) ext. #3

afields@rxir.com